UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported) August 16, 2013

FUSE SCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 NW 167th Street, #E-21 Miami Lakes, Florida	33015
(Address of Principal Executive Offices)	(Zip Code)

(305) 503-3873

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a step to reduce costs and increase working capital available for business growth, effective August 16, 2013, Rubin Hanan, the President and Chief Operating Officer and a director of Fuse Science, Inc. (the “Company” or “Fuse”) and Adam Adler, the Company’s Vice President of Business Development and a director, stepped down from their positions as officers and directors of the Company and entered into consulting roles with Fuse.

Messrs. Hanan and Adler have each entered into a one (1) year consulting agreement with Fuse, pursuant to which they each will continue to focus their efforts on select business development projects related to the continued growth and management of our athlete partnerships. In consideration for their services, they will each be issued stock grants under our 2011 Incentive Stock Plan (the “Plan”) of (a) 1,000,000 shares of common stock vesting immediately and (b) 120,000 shares of common stock, which will vest 10,000 shares per month over the term of the consulting agreement, subject to continued service thereunder. In addition, they will each be eligible to receive a stock grant under the Plan of up to 1,000,000 shares, which will vest in accordance with performance criteria to be agreed upon. The consulting agreements contain non-disclosure and non-competition covenants.

In addition, R. Douglas Armstrong, Ph.D, has stepped down as an independent member of our board of directors. Dr. Armstrong will continue to serve as a member of Fuse’s advisory board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

By: /s/ Brian Tuffin
Brian Tuffin, Chief Executive Officer and Acting Chief Financial Officer

Dated: August 16, 2013